[LETTERHEAD OF DELOITTE & TOUCHE LLP]

December 21, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.02 of American Apparel, Inc.’s Form 8-K dated December 15, 2010, and have the following comments:

1. We agree with the statements made in the first sentence of the first paragraph; the third, fourth and fifth paragraphs; the first sentence of the sixth paragraph; and the seventh paragraph of Item 4.02.

2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph; the second paragraph; and second, third and fifth sentences of the sixth paragraph of Item 4.02.

3.    We agree with the statements made in the fifth paragraph; therefore, we disagree with the statements made in the fourth sentence of the sixth paragraph. Specifically, we believe that we requested the February 2010 financial information prior to issuing our reports and that management informed us that such information was not available.

Yours truly,

/s/ Deloitte & Touche LLP